EXHIBIT 15

August 2, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 2, 2016 on our review of interim financial information of 3M Company and its subsidiaries for the three and six month periods ended June 30, 2016 and 2015 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016 is incorporated by reference in its Registration Statements on Form S-8 (Registration Nos. 333-30689, 333-30691, 333-44760, 333-73192, 333-101727, 333-109282, 333-128251, 333-130150, 333-151039, 333-156626, 333-156627, 333-166908, 333-174562, 333-181269, 333-181270, and 333-211431) and Form S-3 (Registration Nos. 333-196003, 33-48089, 333-42660, and 333-109211) dated August 2, 2016.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota